UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                       January 21, 2004

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-49663	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400
Irvine, CA 92612
(949) 255-7100

(Address and telephone number of Registrant)

Item 9.  Regulation FD Disclosure

     Status of Portfolio Restructuring; Retained Portfolio. During the year ended December 31, 2003, subsidiaries of Sun Healthcare Group, Inc. (collectively with Sun Healthcare Group, Inc., the "Company") divested 127 long-term care facilities, primarily through lease terminations and transfers. As part of the Company's restructuring efforts, the Company intends to divest approximately nine of its current inpatient long-term care facilities in early 2004. Assuming that the Company completes those divestitures, it anticipates that it will operate a retained portfolio (the "Retained Portfolio") of 101 inpatient long-term care facilities located in 13 States having an aggregate of 10,507 beds. The Retained Portfolio would consist of 84 skilled nursing facilities, eight assisted living facilities, six behavioral health facilities and three specialty hospitals. The Retained Portfolio would include an average of eight facilities in each State, although the Company will operate 11 skilled nursing facilities, six behavioral health facilities, and two hospitals in the State of California. In addition, under the Retained Portfolio, the Company would have no more than 15% of its licensed beds in any one State. The following table sets forth the number of facilities that the Company would operate in each State under the Retained Portfolio:

State	Number of Facilities

California	19
Massachusetts	11
Georgia	10
Tennessee	9
New Hampshire	9
North Carolina	8
Alabama	7
Idaho	7
Washington	7
West Virginia	7
Ohio	5
Arizona	1
Maryland	1
Total	101

     Additional Financial Information. For the nine months ended September 30, 2003 and the seven months ended December 31, 2002, the net revenues (net of intercompany revenues) for the Company's Rehabilitation and Respiratory Services Segment were approximately $81.5 million and $49.8 million, respectively. Included within those amounts for the Rehabilitation and Respiratory Services Segment were net revenues of approximately $17.8 million and $11.5 million, respectively, resulting from the operation of HTA of New York, Inc., which provides independent rehabilitation therapists to county-operated early intervention programs for school systems and homes. The operations of HTA of New York are not included within the Company's assets subject to the pending sale agreement for the Company's therapy business.

     Application for Listing of Common Stock on NASDAQ National Market. On January 20, 2004, Sun Healthcare Group, Inc. submitted an application to list its common stock on the Nasdaq National Market. No assurance can be given that the Sun Healthcare Group, Inc. common stock will become listed on the Nasdaq National Market.

     Governmental Investigations. As previously disclosed, on February 28, 2003, the Bureau of Medi-Cal Fraud and Elder Abuse (the "BMFEA"), which is a division of the Office of the Attorney General of the State of California, alleged that the Company violated the terms of the Permanent Injunction and Final Judgment (the "PIFJ") entered into during October 2001. Pursuant to the PIFJ, the Company is enjoined from engaging in violations of federal or state statutes or regulations governing the operation of health care facilities in the State of California. Among other things, the BMFEA alleged that the Company's California facilities have had inadequate staffing, training and supervision. To remedy these alleged violations, the BMFEA had requested that the Company pay their costs of the investigation and to audit the Company's operations in California, and, initially, requested a significant but unspecified cash penalty. The BMFEA investigation included onsite inspections, searches, interviews and examinations of the Company's residents and facility personnel, service of document requests and, in one recent instance, service of a search warrant seeking documents and further information regarding the operation of certain of the Company's California facilities.

     In January 2004, 11 current and one former employee of SunBridge Care and Rehab for Escondido-East were arraigned on charges brought by the California Department of Justice, alleging that the defendants permitted an elderly woman under their care to be placed in a situation in which her health was endangered in circumstances likely to produce great bodily harm or death. Ten of the twelve defendants were also charged with a misdemeanor count of falsifying paperwork with fraudulent intent. SunBridge Care and Rehab for Escondido-East is a skilled nursing facility in Escondido, California that is operated by Care Enterprises West, an indirect subsidiary of Sun Healthcare Group, Inc. Neither Sun Healthcare Group, Inc. nor Care Enterprises West has been charged with any wrongdoing. The Company has commenced an internal investigation of the California Department of Justice's allegations and continues its ongoing efforts to work in cooperation with the California Department of Justice during the course of their investigation.

     We do not know whether the BMFEA will ultimately assert that the Company is in violation of the PIFJ and, if so, what actions the BMFEA may take. There can be no assurance that there will not be an adverse outcome in this matter, or that additional charges will not be filed against the 12 employees, other employees, Care Enterprises West or any of its affiliates, or any officers and directors. The Company is unable to estimate any amount that the BMFEA may ultimately seek from the Company, or the cost to the Company resulting from an adverse outcome in this matter, although an adverse outcome in this matter could have a material adverse effect on the Company's financial position, results of operations and cash flows.

    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Jennifer L. Botter
Name: Jennifer L. Botter
Title: Vice President and Corporate Controller

Dated: January 21, 2004